Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2005	2004
Earnings available to cover fixed charges:
Income from continuing operations	$8,959	$10,910
Interest expense	19,512	16,775
Minority interest convertible into Common Stock	510	471

Earnings available to cover net fixed charges	$28,981	$28,156

Fixed charges:
Interest expense	$19,512	$16,775
Interest capitalized	3,131	1,253

Fixed charges	$22,643	$18,028
Preferred stock dividends	4,468	3,203

Fixed charges and preferred stock dividends	$27,111	$21,231

Earnings available to cover fixed charges	$28,981	$28,156
Divided by fixed charges	$22,643	$18,028

Ratio of earnings to fixed charges	1.3x	1.6x

Earnings available to cover fixed charges	$28,981	$28,156
Divided by fixed charges and preferred stock dividends	$27,111	$21,231

Ratio of earnings to combined fixed charges and preferred stock dividends	1.1x	1.3x

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2005	2004
Earnings available to cover fixed charges:
Income from continuing operations	$27,291	$32,657
Interest expense	55,949	49,042
Minority interest convertible into Common Stock	1,529	1,419

Earnings available to cover fixed charges	$84,769	$83,118

Fixed charges:
Interest expense	$55,949	49,042
Interest capitalized	8,020	4,623

Fixed charges	$63,969	$53,665

Preferred stock dividends	13,404	8,588

Fixed charges and preferred stock dividends	$77,373	$62,253

Earnings available to cover fixed charges	$84,769	$83,118
Divided by fixed charges	$63,969	$53,665

Ratio of earnings to fixed charges	1.3x	1.5x

Earnings available to cover fixed charges	$84,769	$83,118
Divided by fixed charges and preferred stock dividends	$77,373	$62,253

Ratio of earnings to combined fixed charges and preferred stock dividends	1.1 x	1.3x